July 16, 1996




Board of Directors
One Up Corporation
5 Campus Circle
Suite 100 Westlake, TX 76262.


Re:      One Up Corporation
         S-8 Registration Statement


Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 17, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 320,000 shares of your Common Stock, no par value (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to your Stock Purchase Plan 1996D, as amended (the "Purchase Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Purchase Plan. It is our opinion that the 320,000 shares of the Stock that may be issued and sold by you pursuant to the Purchase plan, when issued and sold in the manner provided in the Purchase Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,



/S/ ERIC P. LITTMAN
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Eric P. Littman

EPL/ic